Amendment No. 1 to
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14 (c)
of the Securities Exchange Act of 1934 (Amendment No.)

                      Check the appropriate box:

☒	Preliminary Information Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5 (d)(2))

☐	Definitive Information Statement

HOMELIFE, INC.
(Name of Registrant As Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No:

3)	Filing Party:

4)	Date Filed:

THIS INFORMATION STATEMENT IS BEING PROVIDED TO
YOU BY THE BOARD OF DIRECTORS OF THE COMPANY

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

HOMELIFE, INC.
1503 South Coast Drive, Suite 204,
Costa Mesa, CA 92626

INFORMATION STATEMENT
(Preliminary)

March 14, 2008

GENERAL INFORMATION

        This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders (the “Stockholders”) of the common stock, par value $.001 per share (the “Common Stock”), of Homelife, Inc., a Nevada Corporation (the “Company”), to notify such Stockholders that on or about January 8, 2008, the Company received written consent in lieu of a meeting of Stockholders from holders of 9,013,194 shares representing approximately 72.85% of the 12,371,886 shares of the total issued and outstanding shares of voting stock of the Company (the “Majority Stockholders”) to effect a 22-for-1 reverse stock split (pro-rata reduction of outstanding shares) of our issued and outstanding shares of Common Stock and to issue additional shares.  There will not be an increase or decrease in authorized shares.

        On January 8, 2008, the Board of Directors of the Company approved the reverse stock split, subject to Stockholder approval. The Majority Stockholders approved the reverse stock split by written consent in lieu of a meeting on January 8, 2008 in accordance with the Nevada General Corporation Law (“GCL”).  Accordingly, your consent is not required and is not being solicited in connection with the approval of the Amendments.

On January 29, 2008, the Board of Directors and persons owning a majority of the outstanding voting securities of Homelife, Inc. approved and adopted resolutions authorizing the Company to change its name to Moneylogix Group, Inc., no other votes are required or necessary. The Certificate of Amendment evidencing the name change was filed with the Secretary of State of the State of Nevada on January 29, 2008.

        WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors of the Company (the "Board") believes that the stockholders of the Company will benefit from the reverse split because it will attract potential investment from outside investors which will create a more liquid public market for its common stock.  In order to facilitate such transaction, the Board has determined that the capitalization structure of the Company should be simplified.  At this time, the Company does not intend to attract potential investment and does not need further investments to continue its operations. In the event that the Company does seek potential outside investments, no assurances can be given that such investors will be found.

It was the Board's opinion that the restructuring transactions described above would better position the Company to attract potential business candidates and provide the stockholders of the Company with the greatest potential return. The Board approved the above actions on January 8, 2008 and stockholders holding a voting majority of the outstanding voting capital stock of the Company approved the above actions on January 8, 2008.

ACTIONS TO BE TAKEN

This Information Statement contains a brief summary of the material aspects of the actions approved by the Board and the holders of the majority of the outstanding voting capital stock of the Company.

DECREASE THE NUMBER OF ISSUED AND OUTSTANDING SHARES OF OUR COMMON STOCK

GENERAL

The Board approved a resolution to effect a twenty-two - for - one reverse stock split.  Under this reverse stock split each 22 shares of our Common Stock will be converted automatically into 1 share of Common Stock.  To avoid the issuance of fractional shares of Common Stock, the Company will issue an additional share to all holders of fractional shares.  The effective date of the reverse stock split will be twenty days from the mailing of the definitive 14C.

PLEASE NOTE THAT THE REVERSE STOCK SPLIT WILL NOT CHANGE YOUR PROPORTIONATE EQUITY INTERESTS IN THE COMPANY, EXCEPT AS MAY RESULT FROM THE ISSUANCE OR CANCELLATION OF SHARES PURSUANT TO THE FRACTIONAL SHARES.

PLEASE NOTE THAT THE REVERSE SPLIT WILL HAVE THE EFFECT OF SUBSTANTIALLY INCREASING THE NUMBER OF SHARES THE COMPANY WILL BE ABLE TO ISSUE TO NEW OR EXISTING SHAREHOLDERS BECAUSE THE NUMBER OF AUTHORIZED SHARES WILL REMAIN THE SAME WHILE THE NUMBER OF SHARES ISSUED AND OUTSTANDING WILL BE REDUCED.

REVERSE STOCK SPLIT AS A CONDITION OF THE SHARE EXCHANGE AGREEMENT

On October 23, 2007 (the “Effective Date”), we entered into an Agreement and Plan of Merger (the “Agreement”) with AGDAS Financial Holdings, Inc., a Delaware Corporation, (“AGDAS”), and Andrew Cimerman, an individual. On January 3, 2008, we entered into an Addendum to the Agreement and Plan of Merger (the “Addendum”) which substantially changed the structure of the transaction to make it a share exchange transaction (the “Share Exchange Agreement”) as opposed to the originally contemplated merger. Pursuant to the terms of the Share Exchange Agreement, we shall issue 80,000,000 shares of our common stock to the Moneylogix shareholders in exchange for 100% of the Moneylogix shares of common stock. In addition, Moneylogix will pay to the Company the sum of $250,000 which shall be used to satisfy our current liabilities.

The 80,000,000 shares issued to Moneylogix will be issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

The following is a summary term sheet that is written in plain English and briefly describes the material terms of the Share Exchange Agreement contemplated by the Addendum and Agreement:

•	Homelife shall have effectuated a 22 for 1 reverse stock split;

•	Homelife shall change its name to Moneylogix Group, Inc.;

•
Homelife shall issue 490,310 shares of common stock (post 22-for-1 reverse stock split) to Mr. Cimerman in consideration for Mr. Cimerman retiring a certain portion of debt we owe him and canceling the 10,000 of our Class A preferred shares held by him. We have agreed that the 490,310 shares to be issued to Mr. Cimerman shall be restricted for a minimum of 24 months.

Pursuant to the Share Exchange Agreement, Moneylogix, Inc. shall become a wholly-owned subsidiary of our Company. Relevant information regarding Moneylogix is discussed below:

Moneylogix, Inc.’s mailing address and phone number of its principal executive offices is:
27 Ardmore Cres. Richmond Hill.
Ontario. Canada. L4B-3P6

Moneylogix is a corporation incorporated under the laws of Delaware in December 2007, and is a financial service company. It services parties in multiple financial markets. Management believes that current market valuations provide multiple opportunities to consolidate under-valued or distressed niche financial service companies, and through such consolidation, offer better and more complete services to consumers under the Moneylogix brand. The audited financial statements for Moneylogix are attached as Exhibit 99.1.

Markets that are currently being assessed include mortgage brokerage, mortgage lending, credit cards, insurance, and real estate brokerage. It is expected that initial operations will commence in Canada with expansion plans to include the creation of additional subsidiaries to fulfill MoneyLogix Group’s global aspirations.

There are no material differences in accounting treatment or federal income tax consequences from this Share Exchange Agreement. Similarly, we are not required to obtain any federal or state regulatory approvals. Accordingly, we did not obtain any reports, opinions, or appraisals relating to the fairness of the transaction because we deemed it an unnecessary and costly expense given the nature of the transaction.

During the past two years, other than this Share Exchange Agreement, there has not been any negotiations, transactions or material contracts between these two companies regarding a merger, consolidation, acquisition, tender offer, election of directors or sale/transfer of material assets of either company.

Lastly, all necessary financial reports are attached as Exhibits and/or referred to and incorporated herein by reference to previously filed reports with the SEC.

SPIN-OFF AGREEMENT

In connection with the Share Exchange Agreement, we expect to transfer our current assets and liabilities to a company owned by Mr. Cimerman (the “Spin Off”). As further consideration for this Spin Off, Mr. Cimerman shall agree to cancel any amounts owed to him after the issuance of the 490,310 shares of common stock listed above. The Spin-Off is contemplated by the Share Exchange Agreement because, pursuant to the Share Exchange Agreement, the business plan of the Company will be changing and the current business of Homelife will not be consistent with the business of Moneylogix. Accordingly, it is anticipated that keeping the current business of the Company after the Share Exchange Agreement will only detract the Company from utilizing Moneylogix’s business plan.

PURPOSE AND MATERIAL EFFECTS OF THE REVERSE STOCK SPLIT

The Board of Directors believes that, among other reasons, the number of outstanding shares of our Common Stock have contributed to a lack of investor interest in the Company and has made it difficult to attract new investors and potential business candidates.  The Board of Directors had proposed the Reverse Stock Split as one method to attract business opportunities in the Company.

When a company engages in a reverse stock split, it substitutes one share of stock for a predetermined amount of shares of stock. It does not increase the market capitalization of the company. An example of a reverse split is the following. A company has 10,000,000 shares of common stock outstanding. Assume the market price is $.01 per share. Assume that the company declares a 1 for 5 reverse stock split. After the reverse split, that company will have 1/5 as many shares outstanding, or 2,000,000 shares outstanding. The stock will have a market price of $0.05. If an individual investor owned 10,000 shares of that company before the split at $.01 per share, he will own 2,000 shares at $.05 after the split. In either case, his stock will be worth $100. He is no better off before or after. Except that such company hopes that the higher stock price will make that company look better and thus the company will be a more attractive merger target for potential business. There is no assurance that that company's stock will rise in price after a reverse split or that a suitable merger candidate will emerge.

We believe that the reverse stock split may improve the price level of our Common Stock and that the higher share price could help generate interest in the Company among investors and other business opportunities. However, the effect of the reverse split upon the market price for our Common Stock cannot be predicted, and the history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that the market price per share of our Common Stock after the reverse split will rise in proportion to the reduction in the number of shares of Common Stock outstanding resulting from the reverse split. The market price of our Common Stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding.

The reverse split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in the Company or proportionate voting power, except to the extent that the reverse split results in any of our stockholders owning a fractional share. All stockholders holding a fractional share shall be issued an additional share. The principal effect of the reverse split will be that the number of shares of Common Stock issued and outstanding will be reduced from 12,371,886 shares as of February 4, 2008 to approximately 562,359 shares (depending on the number of fractional shares that are issued). The number of authorized shares of Common Stock will not be affected.

Pre-Reverse Stock Split

Authorized Shares	Issued Shares	Authorized but Unissued
100,000,000	12,371,886	87,628,114

	Post-Reverse Stock Split

Authorized Shares	Issued Shares	Authorized but Unissued
100,000,000	562,359	99,437,641

The reverse split will not affect the par value of our Common Stock. As a result, on the effective date of the reverse split, the stated capital on our balance sheet attributable to our Common Stock will be reduced to less than the present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our Common Stock will be increased because there will be fewer shares of our Common Stock outstanding.

The reverse split will not change the proportionate equity interests of our stockholders, nor will the respective voting rights and other rights of stockholders be altered, except for possible immaterial changes. The Common Stock issued pursuant to the reverse split will remain fully paid and non-assessable. The reverse split is not intended as, and will not have the effect of, a "going private transaction" covered by Rule 13e-3 under the Securities Exchange Act of 1934. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

Stockholders should recognize that they will own a fewer number of shares than they presently own (a number equal to the number of shares owned immediately prior to the filing of the certificate of amendment divided by twenty-two). While we expect that the reverse split will result in an increase in the potential market price of our Common Stock, there can be no assurance that the reverse split will increase the potential market price of our Common Stock by a multiple equal to the exchange number or result in the permanent increase in any potential market price (which is dependent upon many factors, including our performance and prospects). Also, should the market price of our Common Stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would pertain in the absence of a reverse split. Furthermore, the possibility exists that potential liquidity in the market price of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse split. In addition, the reverse split will increase the number of stockholders of the Company who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there can be no assurance that the reverse split will achieve the desired results that have been outlined above.

Anti-Takeover Effects of the Reverse Stock Split

THE OVERALL EFFECT OF THE REVERSE STOCK SPLIT MAY BE TO RENDER MORE DIFFICULT THE ACCOMPLISHMENT OF MERGERS OR THE ASSUMPTION OF CONTROL BY A PRINCIPAL STOCKHOLDER, AND THUS MAKE DIFFICULT THE REMOVAL OF MANAGEMENT.

The effective increase in our authorized shares could potentially be used by management to thwart a take-over attempt.  The over-all effects of this proposal might be to render it more difficult or discourage a merger, tender offer or proxy contest, or the assumption of control by a holder of a large block of the Company’s securities and the removal of incumbent management.  The proposal could make the accomplishment of a merger or similar transaction more difficult, even if, it is beneficial to shareholders.  Management might use the additional shares to resist or frustrate a third-party transaction, favored by a majority of the independent stockholders that would provide an above market premium, by issuing additional shares to frustrate the take-over effort.

This proposal is not the result of management’s knowledge of an effort to accumulate the issuer’s securities or to obtain control of the issuer by means of a merger, tender offer, solicitation or otherwise.

Neither the Company’s charter nor its by-laws presently contain any provisions having anti-takeover effects and this proposal is not a plan by management to adopt a series of amendments to the Company’s charter or by-laws to institute an anti-takeover provision.  The Company does not have any plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

The main purpose for the Reverse Stock Split is to complete a Share Exchange Agreement entered into between Homelife, Inc. and Moneylogix, Inc. and if the Reverse Stock Split is not completed, the Company will not be able to close on the Share Exchange Agreement. The main disadvantage to the Reverse Stock Split is that it may have an anti-takeover effect and discourage any potential mergers or tender offers.

As discussed above, the Reverse Stock Split is a condition to the Share Exchange Agreement entered into between the Company and Moneylogix and was the subject of a unanimous vote by the Board of Directors approving the Reverse Stock Split.  There are no rules or practices on any stock exchange that permit such exchange to reserve the right to refuse to list or to de-list any stock which completes a reverse stock split.

PROCEDURE FOR EXCHANGE OF STOCK CERTIFICATES

The reverse split will become effective twenty days following the mailing of this Information Statement, which we will refer to as the "effective date." Beginning on the effective date, each certificate representing pre-reverse split shares will be deemed for all corporate purposes to evidence ownership of post-reverse split shares.

Our transfer agent, OTR, Inc., will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the "exchange agent." Holders of pre-reverse split shares are asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures set forth in the letter of transmittal enclosed with this Information Statement. No new certificates will be issued to a stockholder until that stockholder has surrendered the stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal.

Our stockholders are not entitled to appraisal rights under the Nevada GCL in connection with the reverse stock split.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES WITHOUT THE LETTER OF TRANSMITTAL.

FRACTIONAL SHARES

We will not issue fractional certificates for post-reverse split shares in connection with the reverse split. Instead, an additional share shall be issued to all holders of a fractional share. To the extent any holders of pre-reverse split shares are entitled to fractional shares as a result of the Reverse Stock Split, the Company will issue an additional share to all holders of fractional shares.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES WITHOUT THE LETTER OF TRANSMITTAL.

SUMMARY OF REVERSE STOCK SPLIT

Below is a brief summary of the reverse stock split:

·
The issued and outstanding Common Stock shall be reduced on the basis of one post-split share of the Common Stock for every twenty-two pre-split shares of the Common Stock outstanding. The consolidation shall not affect any rights, privileges or obligations with respect to the shares of the Common Stock existing prior to the consolidation.

·
Stockholders of record of the Common Stock as of March 28, 2008, or twenty days from the mailing of this Information Statement shall have their total shares reduced on the basis of one post-split share of Common Stock for every 22 pre-split shares outstanding.

·
As a result of the reduction of the Common Stock, the pre-split total of issued and outstanding shares of 12,371,886 shall be consolidated to a total of approximately 562,359 issued and outstanding shares (depending on the number of fractional shares that are issued).

·	The Company's authorized number of common stock shall remain at 100,000,000 shares of the Common Stock.

This action has been approved by the Board and the written consents of the holders of the majority of the outstanding voting capital stock of the Company.

The entire cost of furnishing this Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith. The Board of Directors has fixed the close of business on February 4, 2008, as the record date (the “Record Date”) for the determination of Stockholders who are entitled to receive this Information Statement.

You are being provided with this Information Statement pursuant to Section 14C of the Exchange Act and Regulation 14C and Schedule 14C thereunder, and, in accordance therewith, the Amendment will not be filed with the Secretary of State of the State of Nevada or become effective until at least 20 calendar days after the mailing of this Information Statement.

AMENDMENT OF ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY

As discussed above, the purpose of the name change is to be consistent with the new business plan of the Company pursuant to the Share Exchange Agreement with Moneylogix. The Company’s Board of Directors and persons owning a majority of the Company’s voting securities approved a resolution authorizing the Company to amend the Articles of Incorporation to change the Company’s name to Moneylogix Group, Inc. The Board believes that the name change better reflects the nature of the Company’s current and anticipated operations. The Company had operated under the name Homelife, Inc. which reflected the Company’s prior business of providing a broad range of services to its franchisees, licensees and consumers in the real estate marketplace. In accordance with the Share Exchange Agreement, Moneylogix Group, Inc. will become the successor issuer to Homelife, Inc. and the operations of Moneylogix, Inc. will become that of the Company.

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “1934 Act Filings”) with the Securities and Exchange Commission (the “Commission”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, N.E., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

The following documents as filed with the Commission by the Company are incorporated herein by reference:

1.	Quarterly Report on Form 10-Q for the quarter ended November 30, 2007; and August 31, 2007

OUTSTANDING VOTING SECURITIES

        As of the date of the Consent by the Majority Stockholders, January 8, 2008, the Company had 12,371,886 shares of Common Stock issued and outstanding, and there were no shares of Preferred Stock issued and outstanding. Each share of outstanding Common Stock is entitled to one vote on matters submitted for Stockholder approval.

        On January 8, 2008 the holders of 9,013,194, shares (or approximately 72.85% of the 12,371,886 shares of Common Stock then outstanding) executed and delivered to the Company a written consent approving the reverse split. Since the reverse split has been approved by the Majority Stockholders, no proxies are being solicited with this Information Statement.

        The Nevada CGL provides in substance that unless the Company’s articles of incorporation provides otherwise, stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following information table sets forth certain information regarding the Company’s common stock owned on March 12, 2008 by (i) each who is known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each director and officer, and (iii) all officers and directors as a group:

Common Stock Beneficially Owned

Named executive officers and directors: (1)	Number of Shares beneficially owned (2)	Percentage of class beneficially owned before the Transaction (3)
Andrew Cimerman	9,013,194	72.85%
Marie M. May	60,000	0.48%
F. Bryson Farrill	10,000	0.08%
Terry Lyles	10,000	0.08%
All directors and executive officers as a group (four persons)		73.49%
5% Shareholders: (1)
Andrew Cimerman	9,013,194	72.85%

(1)	Unless otherwise noted, the address for each of the named beneficial owners and directors and officers is 1503 South Coast Drive, Suite 204, Costa Mesa, CA 92626 .

(2)(3)
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding on January 3, 2008. As of January 3, 2008, there were 12,371,886 common shares issued and outstanding.

DISSENTER’S RIGHTS OF APPRAISAL

        The Stockholders have no right under the Nevada GCL, the Company’s articles of incorporation consistent with above or By-Laws to dissent from any of the provisions adopted in the Amendments.

 EFFECTIVE DATE OF REVERSE SPLIT AND NAME CHANGE

        Pursuant to Rule 14c-2 under the Exchange Act, thus reverse split shall not be effective until a date at least twenty (20) days after the date on which this Information Statement has been mailed to the Stockholders. The Company anticipates that the actions contemplated hereby will be effected on or about twenty days following the mailing of this Information Statement.

By Order of the Board of Directors

/s/ Andrew Cimerman
Andrew Cimerman
Chief Executive Officer & Director